As filed with the Securities and Exchange Commission on February 26, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Crescent Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	06-1686563 (I.R.S. Employer Identification No.)

Crescent Biopharma, Inc.
300 Fifth Avenue
Waltham, MA 02451
(Address of Principal Executive Offices, including Zip Code)

Crescent Biopharma, Inc. 2025 Stock Incentive Plan
Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan
(Full title of the plan)

Barbara Bispham
General Counsel and Corporate Secretary
Crescent Biopharma, Inc.
300 Fifth Avenue
Waltham, MA 02451
(617) 430-5595

(Name, address, and telephone number, including area code, of agent for service)
With a copy to:
Peter Handrinos
Wesley Holmes
Latham & Watkins LLP
200 Clarendon Street
Boston, MA 02116
(617) 880-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Crescent Biopharma, Inc., a Cayman Islands exempted company (the “Registrant”), pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended (the “Securities Act”), in order to register an additional (i) 1,673,445 shares of its ordinary shares, par value $0.001 per share (the “Ordinary Shares”), issuable under the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (as amended and restated, the “2025 Plan”), and (ii) 333,453 Ordinary Shares issuable under the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (as amended and restated, the “ESPP” and, together with the 2025 Plan, the "Plans"), pursuant to the provisions of those plans providing for an automatic increase in the number of shares reserved for issuance under such plans and pursuant to the share recycling provisions of the Plans.

The information contained in the Registrant’s registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2025 (File No. 333-291307), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the Ordinary Shares registered hereunder are in addition to the Ordinary Shares registered on such registration statement with respect to the 2025 Plan and the ESPP.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.    Exhibits.

Exhibit No.	Exhibit Description

4.1	Cayman Memorandum and Articles of Association (incorporated by reference to Exhibit 3.4 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025).
5.1*	Opinion of Walkers (Cayman) LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.
23.2*	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Crescent Biopharma, Inc. 2025 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025).
99.2	Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2025, 2025).
107.1*	Filing Fee Table.
* Filed herewith.
II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on the 26th day of February, 2026.

CRESCENT BIOPHARMA, INC.

By:	/s/ Joshua Brumm
Name:	Joshua Brumm
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua Brumm, Richard Scalzo, and Barbara Bispham and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joshua Brumm Joshua Brumm	Chief Executive Officer and Director (principal executive officer)	February 26, 2026
/s/ Richard Scalzo Richard Scalzo	Chief Financial Officer (principal financial officer)	February 26, 2026
/s/ Ryan Lynch Ryan Lynch	Treasurer, Senior Vice President, Finance and Chief Accounting Officer (principal accounting officer)	February 26, 2026

/s/ Peter Harwin Peter Harwin	Chair and Director	February 26, 2026
/s/ Alexandra Balcom Alexandra Balcom	Director	February 26, 2026
/s/ David Lubner David Lubner	Director	February 26, 2026
/s/ Susan Moran Susan Moran, M.D.	Director	February 26, 2026
/s/ Jonathan Violin Jonathan Violin, Ph.D.	Director	February 26, 2026